BRT REALTY TRUST
                               60 Cutter Mill Road
                                    Suite 303
                           Great Neck, New York 11021
                                 (516) 466-3100

                               ------------------

                    Notice of Annual Meeting of Shareholders
                                  March 9, 2001



         The Annual Meeting of Shareholders of BRT Realty Trust will be held on Friday, March 9, 2001, at 9:00 a.m., at the offices of BRT, 60 Cutter Mill Road, Suite 303, Great Neck, N.Y.:

     1. To elect three Class II Trustees;

     2. To ratify the selection by the Board of Trustees of Ernst & Young LLP as independent auditors for the current fiscal year;

     3. To transact any other business as may properly come before the meeting.

     Shareholders of record at the close of business on January 15, 2001 will be entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders can also vote their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.


                                            Simeon Brinberg
                                            Secretary



Great Neck, New York
January 26, 2001

                                BRT REALTY TRUST

                                 ---------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  March 9, 2001

     We are providing this Proxy Statement to the shareholders of BRT Realty Trust ("BRT") in connection with the solicitation of proxies by the Board of Trustees of BRT to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held at the offices of BRT, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 A.M., on Friday, March 9, 2001.

     The date of this Proxy Statement is January 26, 2001, the approximate date on which we are mailing this Proxy Statement and the accompanying form of proxy to shareholders. BRT's fiscal year begins on October 1st and ends on September 30th. References in the Proxy Statement to the year 2000 or fiscal 2000 refers to the twelve month period from October 1, 1999 to September 30, 2000.

     The executive offices of BRT are located at 60 Cutter Mill Road, Suite 303, Great Neck, New York, 11021. Our telephone number is (516) 466-3100.

                                VOTING PROCEDURES

         Shareholders of record at the close of business on January 15, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of Beneficial Interest you own on the Record Date. On the Record Date there were 7,180,263 shares of Beneficial Interest ("Shares") outstanding. A quorum (holders of a majority of the Shares present in person or represented by proxy) is required to hold the meeting. When a quorum is present, the voting of the holders of a majority of Shares present in person or by proxy is required to elect the three nominees for Class II
Trustee and to approve any other matter. There is no cumulative voting in connection with the election of Trustees.

         Because many shareholders can not attend the meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage paid envelope provided. Please refer to your proxy card or to the information provided by your bank, broker, or other holder of record to see which options are available to you. You should be aware that if you vote over the internet, you may incur costs, such as telephone and internet access charges for which you will be responsible. The internet and telephone voting facilities for shareholders of record will close at 12:01 a.m., E.S.T. on March 9, 2001. The internet and telephone voting procedures are designed to authenticate shareholders by use of a control number, and to allow you to confirm that your instructions have been properly recorded.

         You can revoke your proxy at any time before it is exercised. To revoke your proxy you may file a written revocation with BRT's Secretary, or you may deliver a properly executed proxy bearing a later date (including an internet or telephone vote). You may also revoke your proxy by attending the meeting and voting in person. If not so revoked, the Shares represented by such proxy will be voted.

         Votes withheld from nominees for Trustee, abstentions on proposals and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum has been reached. Votes withheld from nominees for Trustee and abstentions on proposals have the same effect as votes against them. Broker non-votes have no effect on the outcome of election of Trustees or other proposals.

         All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If no choice is indicated on the proxy card, the persons named as your proxies will vote the Shares "FOR" the nominees for Class II Trustee and "FOR" the appointment of Ernst & Young LLP as BRT's auditors for the current fiscal year.

                           COST OF PROXY SOLICITATION

     BRT will pay the cost of soliciting proxies. In addition to the solicitation of proxies by mail and through its regular employees, BRT will request banks, brokers, custodians, nominees and other record holders to forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold Shares and to request authority for the exercise of proxies; in such cases, BRT will reimburse banks and brokerage houses and others for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to shareholders.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                              TRUSTEES AND OFFICERS

The following table sets forth information concerning share ownership of (i) all persons known by BRT to own beneficially 5% or more of its Shares, (ii) all Trustees and nominees for Trustee, (iii)each executive officer named in the Summary Compensation Table, and (iv) all Trustees and officers of the Trust as a group, based upon the number of outstanding Shares on January 15, 2001. There were 7,180,263 shares outstanding on January 15, 2001.

                                            Amount of
Name of Beneficial                         Beneficial                 Percent
     Owner                                Ownership (1)              of Class
------------------                        -------------              --------
Gould Investors, L.P. (2)                   2,099,417                 28.49%

Patrick J. Callan                              45,000                   *
320 Park Avenue, Suite 1700
New York, NY 10022 (3)(5)

Fredric H. Gould (2)(3)(6)(7)               2,677,188                  36.3%

Jeffrey A. Gould (2)(3)(8)                    251,125                   3.4%

Matthew Gould (2) (4) (9)                   2,359,839                  32.0%

David Heiden (2)(5)                            20,000                    *

David G. Herold (3)(5)
16 Southdown Court
Huntington, NY  11743                          19,500                    *

Arthur Hurand    (3) (5)
4182 Pier North Blvd., Suite D
Flint, MI  48504                               18,000                    *

Gary Hurand (3)(5)(10)
4182 Pier North Blvd., Suite D
Flint, MI  48504                              218,151                   3.0%

Mark H. Lundy (2)(11)                          24,340                    *

Herbert C. Lust, II (3)(5)
54 Porchuck Road
Greenwich, CT 06830                            75,000                   1.0%

Marshall Rose (12)
667 Madison Avenue
New York, NY 10021                            269,545                   3.7%

Israel Rosenzweig (2)(13)                     282,921                   3.8%

Henry Moskowitz and the                       460,500                   6.3%
Argo Corporation
50 West 17th Street
New York, NY  10011 (14)

All Trustees and Officers
as a group
(17 in number)(15)                         4,235,561 (16)              57.47%

*Less than 1%

-----------------

(1) Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days, whether upon the exercise of a stock option or otherwise.

(2)      Address is 60 Cutter Mill Road, Great Neck, NY  11021.

(3)      A Trustee of BRT.

(4)      Nominated for election as a Trustee of BRT.

(5)      Includes 5,000 Shares which underlie unexercised stock options.

(6) Includes 256,990 Shares owned by the pension and profit sharing trusts of BRT and REIT Management Corp. of which Fredric H.Gould and two non -Trustee officers are trustees, as to which shares Mr. Gould has shared voting and investment power.

(7) Includes 34,762 Shares held by Mr. Gould as co-trustee for the children of his brother (as to which Shares Mr. Gould disclaims beneficial interest), 25,000 Shares owned by a trust for the benefit of Mr. Gould's grandchildren of which Mr. Gould is a trustee, 4,790 Shares owned by Georgetown Group, Inc., of which Mr. Gould is a Vice President and 18,988 Shares owned by a partnership in which Mr. Gould is a general partner. Also includes 30,048 Shares owned by One Liberty Properties, Inc. ("OLP"), of which Mr. Gould is an officer and director and in which Gould Investors L.P. ("GLP") (an entity in which Mr. Gould is a general partner and a principal executive officer and sole shareholder of the managing general partner) is a controlling shareholder, and 2,099,417 Shares owned by GLP. Does not include 25,015 Shares owned by Mrs. Fredric H. Gould, as to which shares Mr. Gould disclaims beneficial interest and Mrs. Gould has sole voting and investment power.

(8) Includes 22,252 Shares owned by Mr. Gould as custodian for his minor children (as to which Shares Mr. Gould disclaims beneficial interest), 25,000 Shares owned by a trust for the benefit of Mr. Gould's children and others, of which Mr. Gould is a trustee, and 23,250 Shares which underlie unexercised stock options. Does not include 6,000 Shares owned by Mrs. Jeffrey Gould as to which Shares Mr. Gould disclaims beneficial interest and Mrs. Gould has sole voting and investment power.

(9) Includes 15,666 Shares owned by Mr. Gould as custodian for his minor children (as to which Shares Mr. Gould disclaims beneficial interest), 25,000 Shares owned by a trust for the benefit of Mr. Gould's children and others, of which Mr. Gould is a trustee, 23,250 Shares which underlie unexercised stock options and 2,099,417 Shares owned by GLP (Mr. Gould is President of the managing general partner of GLP). Does not include 5,500 Shares owned by Mrs. Matthew Gould as to which Shares Mr. Gould disclaims beneficial interest and Mrs. Gould has sole voting and investment power.

(10) Includes 47,243 Shares owned by a partnership in which Mr. Hurand is a partner, and 121,377 Shares owned by a corporation in which Mr. Hurand is an officer and shareholder.

(11)     Includes 23,250 Shares which underlie unexercised options.

(12) Mr. Rose, a Trustee of BRT, is not standing for reelection at the Meeting. Includes 4,790 Shares owned by Georgetown Group, Inc. in which Mr. Rose is an officer, 76,983 Shares owned by the pension and profit sharing trusts of Georgetown Group, Inc., of which Mr. Rose is trustee, 18,988 Shares owned by a partnership in which Mr. Rose is one of the general partners, 21,626 Shares owned by Jill and Marshall Rose Foundation, of which Mr. Rose is a trustee (as to which Shares Mr. Rose disclaims beneficial interest), 84,749 Shares owned by Mr. Rose for the benefit of others (as to which Shares Mr. Rose disclaims beneficial interest) and 16,167 shares owned by a partnership of which Mr.Rose is general partner.

(13)     Includes 5,625 Shares which underlie unexercised options.

(14) A Schedule 13G dated June 9, 1999 was filed with the Securities and Exchange Commission reporting that Henry Moskowitz, and Rose Moskowitz, as joint tenants, and the Argo Corporation have sole and/or shared voting and dispositive power over an aggregate of 460,500 Shares.

(15)     This total is qualified by notes (5) through (13).

(16) Includes an aggregate of 166,500 Shares which underlie unexercised op-tions.

                              ELECTION OF TRUSTEES
                                  (Proposal I)

         The Board of Trustees is divided into three classes, each of which is elected for a staggered term of three years. The Declaration of Trust provides for the number of Trustees to be between five and fifteen, the exact number to be determined by the Board of Trustees. The Board has fixed the number of Trustees at eight. The Board may, following the Annual Meeting, increase the size of the Board and fill any resulting vacancy or vacancies.

         At the Annual Meeting, three Class II Trustees will be elected. Five other individuals serve as Trustees but are not standing for election because their terms extend past the Annual Meeting. The persons named in the proxy card intend to vote such proxy for the election as Class II Trustees of Matthew Gould, Arthur Hurand and Herbert C. Lust, II, unless you indicate that your vote should be withheld. Proxies will not be voted for a greater number of persons than the number of nominees named in the Proxy Statement. We expect each nominee to be able to serve if elected. However, if any nominee is unable to serve as a Trustee, unless a shareholder withholds authority, the persons named in the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

         Each Class II nominee, if elected, will serve until the Annual Meeting to be held in the year 2004. Each other Trustee will serve until the Annual Meeting to be held in the year set forth opposite his name.

         The Board of Trustees recommends a vote for Matthew Gould, Arthur Hurand and Herbert C. Lust, II for election as Class II Trustees.

The following table sets forth the name and age of each nominee for election to the Board of Trustees and each Trustee whose term of office will continue after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a Trustee. Each nominee, except Matthew Gould, is currently serving as a Trustee.

                                    Principal
                                   Occupation
                           Term     and Other                    Trustee
Name                 Age Expiring  Directorships                  Since
----                 ------------  -------------                  -----

Class I
Patrick J. Callan
(1)(2)               64    2003    Principal of                    1984
                                   The RREEF Funds,
                                   pension fund real
                                   estate investments
                                   (retired January 1,
                                   2001); Director of
                                   M&T Bank Corporation;
                                   Director of
                                   Manufacturers & Traders
                                   Bank Directors Advisory
                                   Council - New York City
                                   Division.

Jeffrey A. Gould     35   2003     President and Chief             1997
                                   Operating Officer
                                   of BRT since March
                                   1996; Executive Vice
                                   President and Chief
                                   Operating Officer of
                                   BRT from March
                                   1995 to March 1996;
                                   Director of One Liberty
                                   Properties, Inc.

David G. Herold (2)  59   2003    Private Investor;               1997
                                   President and Chief
                                   Executive Officer
                                   of Metro Bancshares,
                                   Inc., the savings and
                                   loan holding company for
                                   Bayside Federal Savings
                                   and Loan Association,
                                   from 1988 to 1994.


Class II (Nominees)
Matthew Gould        41    2004    President of
                                   Georgetown Partners, Inc.,    (3)
                                   General Partner of Gould
                                   Investors L.P.;
                                   Director of One Liberty
                                   Properties, Inc.

Arthur Hurand (1)    84   2004     Private Investor;              1989
                                   Director of One Liberty
                                   Properties, Inc.


Herbert C. Lust, II  74    2004    Private Investor;              1981
(1)(2)                             Director of Prime
                                   Hospitality, Inc.

Class III

Fredric H. Gould (1) 65    2002    Chairman of the Board          1983
                                   and Chief Executive Officer
                                   of BRT; Chairman of the Board
                                   of Georgetown Partners,Inc.;
                                   General Partner of Gould
                                   Investors L.P.; Chairman of
                                   the Board and Chief Executive
                                   Officer of One Liberty
                                   Properties, Inc.;President of
                                   REIT Management Corp.; Director
                                   of East Group Properties, Inc.;
                                   Director of Yonkers Financial
                                   Corporation and The Yonkers
                                   Savings and Loan Association
                                   FA.

Gary Hurand         54     2002    President of Dawn Donut        1990
                                   Systems, Inc.; Director
                                   of Republic Bancorp.

-----------------
(1)  Member of the Executive Committee.

(2)  Member of the Audit Committee and the Compensation Committee.

(3)  Nominated for election at the Annual Meeting.

Fredric H. Gould is the father of Jeffrey A. Gould and Matthew Gould and Arthur Hurand is the father of Gary Hurand.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         This table shows the compensation paid and accrued for services rendered in all capacities to BRT during the last three fiscal years for the Chief Executive Officer of BRT and the four other most highly compensated Executive Officers of BRT whose annual compensation exceeded $100,000 for the fiscal year ended September 30, 2000.


                                      Annual Compensation(2)          Long Term Compensation
                                      ----------------------          ----------------------
                                                                        Awards            Payouts
                                                                        ------            -------
                                                         Other              Securities/
                                                         Annual  Restricted Underlying
Name and Principal                                       Compen-   Stock     Options/       LTIP          All Other
    Position           Year(1) Salary        Bonus       sation   Awards($)   SARs(#)     Payout($)  Compensation (2) (3)
    --------           --------------        -----       ------   ---------   -------     ---------  --------------------

Fredric H. Gould        2000         0          0            0        0           0          0               0
  Chairman of the       1999         0          0            0        0           0          0               0
  Board and Chief       1998         0          0            0        0           0          0               0
  Executive Officer (4)

Jeffrey A. Gould        2000  $260,000          0            0        0           0          0         $25,500
  President and         1999  $250,000          0            0        0      12,500          0         $24,000
  Chief Operating       1998  $240,000          0            0        0           0          0         $24,000
  Officer

Israel Rosenzweig       2000  $192,405          0            0        0           0          0         $25,500
  Vice President        1999  $250,000          0            0        0      12,500          0         $24,000
                        1998  $125,000          0            0        0      10,000          0         $18,750



Mark H. Lundy           2000  $132,805          0            0        0           0          0          $4,350
Vice President (5)      1999  $147,702          0            0        0      12,500          0          $3,800
                        1998  $148,185          0            0        0           0          0          $9,900

David Heiden            2000  $126,158    $20,000            0        0           0          0         $21,924
Vice President (6)      1999  $120,186    $10,000            0        0      10,000          0         $19,500
                        1998   $49,231          0            0        0      10,000          0          $7,385



---------------------------
(1) Fiscal years ending September 30.
(2) The Trust does not have any profit sharing plan, but it does have Stock Option Plans, a Pension Plan and a Bonus Plan. See "Stock Option Plans" and "Pension Plan," below.
(3) Represents annual contributions under BRT's Pension Plan for Jeffrey Gould, Israel Rosenzweig and David Heiden. With respect to Mark H. Lundy, repre-sents the amount reimbursed by BRT to Gould Investors L.P. for the allocated portion of the pension expense paid by Gould Investors L.P. for Mr. Lundy. The only other type of Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting.
(4) Fredric H. Gould does not receive any compensation directly from BRT. Reference is made to the caption "Interest of Management in Certain Transactions" for a discussion of fees paid to REIT Management Corp., BRT's Advisor. Mr. Gould is the President and sole shareholder of REIT
    Management Corp.
(5) Mark H. Lundy does not receive compensation directly from BRT; he receives compensation and fees directly from Gould Investors L.P. The amounts set forth represent the portion reimbursed by BRT for services, primarily legal services, rendered by Mr. Lundy to BRT.
(6) David Heiden became an employee and officer of a BRT subsidiary in April, 1998 and a Vice President of BRT in March, 1999.

BRT Pension Plan

     BRT has a non-contributory defined contribution Pension Plan covering employees. The Pension Plan is administered by Fredric H. Gould, Simeon Brinberg and David W. Kalish(Messrs. Brinberg and Kalish being non-trustee officers of BRT). Annual contributions are based on 15% of an employees annual earnings, not to exceed $25,500 per employee. Partial vesting commences one year after employment, increasing annually until full vesting is achieved at the completion of five years of employment. The method of payment of benefits to participants upon retirement is determined solely by the participant, who may elect a lump sum payment or the purchase of an annuity, the amount of which is determined primarily by the amount of contributions. In 2000, $25,500, $25,500 and $21,924 was contributed for the benefit of Jeffrey A. Gould, Israel Rosenzweig and David Heiden, respectively. The aggregate amount accrued to date for Mr. Gould, Mr. Rosenzweig and Mr. Heiden is approximately $517,879, $950,942 and $56,475, respectively. The credited years of service for Mr. Gould, Mr. Rosenzweig and Mr. Heiden are 13, 16 and 2, respectively.


Option Grants and Exercises; Unexercised Options

No options were granted to or exercised by any Named Executive Officer in Fiscal 2000. The table sets forth information concerning unexercised options at fiscal year end with respect to the Named Executive Officers:




                                                                Number of
                                                               Securities
                                                               Underlying            Value of Unexercised
                                                               Unexercised            In-the-Money Options
                                                             Options at fiscal       at Fiscal Year End (1)
                                                                Year end             ----------------------
                                                             --------------
                            Shares Acquired    Value           Exercisable/              Exercisable/
Name                          on Exercise     Realized        Unexercisable             Unexercisable
----                          -----------     --------        -------------             -------------

Fredric H. Gould                   0             0                0/ 0                      $0/$0
Jeffrey A. Gould                   0             0            20,125/12,500            $65,457/$31,219
Israel Rosenzweig                  0             0             2,500/20,000             $1,250/$34,969
Mark H. Lundy                      0             0            20,125/12,500            $65,457/$31,219
David Heiden                       0             0             2,560/17,500             $2,813/$33,413

(1) Represents the difference between the exercise price of options and $8.44, the closing price of BRT's Shares on September 30, 2000.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of three independent non-employee Trustees; Patrick J. Callan, Herbert C. Lust, II and David Herold. The Committee is responsible for advising management and the Board of Trustees on matters pertaining to compensation arrangements for executive employees, as well as administration of BRT's stock option plans.

Compensation Overview

     It is the view of the Compensation Committee that the annual compensation of executive officers is composed of three key elements: (i) an annual component made up of base salary; (ii) an annual bonus; and (iii) a long term incentive-based compensation for executive officers realized through the granting of stock options.

Base Salary and Bonus

     Base salaries are targeted to be competitive with salaries paid to senior executives at other real estate investment trusts and take into account an individual's achievements and BRT's operating performance in the most recently concluded fiscal year. The determination by the Committee of base compensation is subjective and is not based on any structured formula. In determining compensation for the 2000 fiscal year the Committee took into account the expertise which the executive officers demonstrated in managing the business of BRT; among other things the Committee gave consideration to the activity of BRT in mortgage lending, including loan origination, underwriting, managing the loan portfolio, and to adjustments made by BRT in its lending activities in a competitive lending environment.

         BRT does not have a bonus plan in existence and it does not establish a bonus pool. Any bonuses granted are granted on a case by case basis, with the amount thereof being subjective. The committee takes into consideration, among other things, the base compensation of each officer, the performance of each officer during the most recently concluded fiscal year and the results of operations of BRT for such year. Although bonus payments were approved for certain officers of BRT, no bonuses were paid or accrued for the benefit of any Named Executive Officer other than a $20,000 bonus accrued for the benefit of David Heiden.

Long Term Compensation - Stock Options

     Stock options, which are purely discretionary and are not based on any formula, may be granted periodically to provide incentive for the creation of shareholder value over the long term, since the full benefit of the compensation provided for under stock options cannot be realized unless there is an appreciation in the price of BRT's Shares over a specified number of years. Under the existing stock option plans options are granted at an exercise price equal to the fair market value of the Shares of BRT on the date of grant and are exercisable over a number of years. Stock options are the only form of long term incentive currently used by BRT. The Committee determined that there were sufficient options granted in prior years to incentivize and reward management and accordingly, no stock options were granted in fiscal 2000.

CEO Compensation

     Fredric H. Gould, Chairman of the Board of Trustees and Chief Executive Officer does not receive any direct remuneration from the BRT, but is compensated by REIT Management Corp. the Trust's advisor (see "Interest of Management in Certain Transactions").

Respectfully submitted,

Patrick J. Callan
David Herold
Herbert C. Lust II

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

         This graph compares the performance of BRT's Shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded mortgage REIT'S prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100 invested on September 30, 1995 in BRT's Shares, the S & P 500 Index and the peer group index and assumes the reinvestment of dividends.

                      TRUSTEE'S FEES AND OTHER COMPENSATION

     Each unaffiliated Trustee was paid an annual retainer of $12,500 for his services in the 2000 fiscal year. In addition, unaffiliated Trustees were paid $500 per meeting for each Trustee's meeting and each committee meeting attended. With respect to fees (charged to operations) paid and accrued during the fiscal year for REIT Management Corp. (the "Advisor") under the Advisory Agreement, see "Interest of Management in Certain Transactions."

                 ADDITIONAL INFORMATION ABOUT THE BOARD OF TRUSTEES;
                            REPORT OF THE AUDIT COMMITTEE

         The Board of Trustees holds regular quarterly meetings. In addition special meetings may be called from time-to-time and, where appropriate, telephonic meetings are held or action is taken by unanimous consent. In 2000 the Board of Trustees held four meetings. For the 2000 fiscal year each Trustee attended at least 75% of the Board Meetings.

         The  Board  of  Trustees  has  appointed  an  Audit   Committee  and  a
Compensation Committee consisting of Patrick J. Callan, David Herold and Herbert
C. Lust II, all independent Trustees.

         The Audit Committee of Board of Trustees acts under a written charter first adopted and approved by the Board of Trustees on March 23, 2000, a copy of which is attached to this Proxy Statement as Appendix A. Each member of the Audit Committeee is independent as defined by applicable New York Stock Exchanges rules. The functions of the Audit Committee include reviewing the scope and results of the annual audit, reviewing policies related to internal accounting and auditing procedures and controls, reviewing non-audit services provided by the independent auditors, reviewing the fees of the independent auditors for both audit and non-audit services, reviewing compliance with applicable laws and regulations, and recommending independent auditors to the Board of Trustees. The Audit Committee meets prior to filing the quarterly Form 10-Q and issuance of the quarterly earnings press release for the first three quarters of the fiscal year, to review the quarterly results of operations with BRT's management and BRT's independent auditors. Subsequent to fiscal year end and prior to filing the annual report on Form 10-K and issuing the press release relating to BRT's results of operations for the fiscal year, the Audit Committee meets to review and discuss the year-end financial statements with management and the independent auditors and evaluates the performance of the auditors and the Trust's internal accounting staff. The quarterly and year end discussions include matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committee). Ernst & Young LLC has provided the Audit Committee with the written disclosures and letter regarding its independence.

     The Compensation Committee is responsible for recommending to the Board of Trustees the annual compensation of executive officers of BRT, annual bonuses paid to executive officers and the granting of stock options and is also responsible for administering the stock option plans.

     The Audit Committee held two meetings in the 2000 fiscal year (subsequent to the end of the 1999 fiscal year and subsequent to the adoption of the Audit Committee Charter to review the Form 10-Q for the quarter ended June 30, 2000 and the press release issued with respect to the results of operations for the June 30, 2000 quarter). The Audit Committee held a meeting in December, 2000 to review the financial statements for Fiscal 2000. The Compensation Committee held one meeting in 2000.

         BRT has no nominating committee or any other committee performing similar functions.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         BRT and REIT Management Corp. ("REIT") are parties to an Advisory Agreement pursuant to which REIT furnishes administrative services with respect to BRT's assets and, subject to the supervision of the Trustees, advises BRT with respect to its investments. BRT believes that the Advisory Agreement is on terms as favorable to BRT as would be available from an unaffiliated party. The term of the Advisory Agreement has been renewed by the Board of Trustees to December 31, 2004. Fredric H. Gould and two officers of BRT are directors of REIT and Fredric H. Gould is an officer of REIT. All of the outstanding shares of REIT are owned by Fredric H. Gould.

         For services performed by REIT under the Advisory Agreement, REIT receives an annual fee of 1/2 of 1% of Invested Assets other than mortgages receivable, subordinated land leases and investments in unconsolidated ventures, with a 1% fee payable on mortgages receivable, subordinated land leases and investments in unconsolidated ventures. The term "Invested Assets" is defined in the Advisory Agreement as the aggregate of all assets shown on the balance sheet of BRT without deduction for (i) mortgages and other security interests to which the assets are subject, (ii) depreciation, and (iii) amortization, but excluding
(a) cash and cash items, (b) amounts due from managing agents, (c) rents and other receivables (not including mortgages receivable or other receivables arising from the sale of invested assets), (d) rent security, (e) prepaid expenses and deferred charges, and (f) obligations of municipal, state and federal governments and governmental agencies, other than securities of the Federal Housing Authority, the Veterans Administration and the Federal National Mortgage Association and securities issued by governmental agencies that are backed by a pool of mortgages.

         The fee to REIT is based on net assets and computations of the fee includes non-accruing mortgage receivables to the extent they exceed allowances for loan losses. The fee under the Advisory Agreement is computed and payable quarterly, subject to adjustment at year end based on the audited financial statements. During fiscal 2000 REIT earned $566,000 under the Advisory Agreement.

         Under  the  Advisory  Agreement,   BRT  bears  all  expenses  including
interest, discount and other costs for borrowed money; taxes on income or property and license fees (including franchise taxes); rental paid for office space used by BRT; audit fees and expenses; legal fees; expenses of litigation; charges of transfer agents, registrars, brokers, underwriters and banks; expenses relating to meetings of trustees and shareholders; expenses connected with the acquisition, disposition or ownership of investment assets, including but not limited to, travel expenses, costs of appraisal, leasing, maintenance, repair, improvement and foreclosure of property and origination and mortgage servicing fees and real estate brokerage commissions; fees for the management of real estate owned by BRT; fees and expenses payable to Trustees, officers and employees (other than fees payable to Trustees, officers and employees who are directors, officers and employees of REIT, whose compensation is payable solely by REIT), independent contractors, consultants, managers, or agents; and indemnification required to be made under the Declaration of Trust.

         The Advisory Agreement provides that directors, officers, and employees of REIT may serve as Trustees, officers and employees of BRT, but such persons may not receive cash compensation from BRT for services rendered in the latter capacities.


         The Advisory Agreement is not assignable by REIT without the written consent of BRT. The Advisory Agreement is not assignable by BRT without the written consent of REIT, except to a successor to the business and assets of BRT. The Advisory Agreement has been renewed for a term ending December 31, 2004 and is renewable on an annual basis by the Board of Trustees, for a maximum five year period. Notwithstanding such renewal of the Advisory Agreement by the Board of Trustees, the shareholders have the right to rescind the renewal of the Advisory Agreement authorized at the preceding Board of Trustees' Meeting, if at a special meeting of shareholders called by at least twenty percent of the outstanding shares specifically for such purpose a majority of the outstanding shares entitled to vote thereon determine that the Advisory Agreement shall not be renewed. In the event the Advisory Agreement is not renewed in any year by the Board of Trustees or such renewal is rescinded by a majority of the outstanding shares entitled to vote thereon at a special meeting called for such purpose, the Advisory Agreement will have a balance of four years remaining in the existing term. A borrower may pay fees directly to REIT for services rendered in arranging loans made by BRT. These fees, which are permitted by the Advisory Agreement, amounted to $394,000 for fiscal 2000.

         BRT engages entities affiliated with REIT to manage properties acquired in foreclosure or deed in lieu of foreclosure or owned by joint ventures in which BRT is a venturer. The management services include, among other things, rent billing and collection, leasing (including document preparation), maintenance, construction supervision, compliance with regulatory statutes and rules (i.e. New York City rent control and rent stabilization rules), property sales and mortgage financing. In fiscal 2000 BRT paid $140,000 to these entities for all services. The Trust believes that the fees paid are on terms as favorable to BRT as would be available from unaffiliated parties.

         During the year ended September 30, 2000 Fredric H. Gould, Chairman and Chief Executive Officer, was an officer and director of the managing corporate general partner of Gould Investors L.P. ("GLP"), a limited partnership, and an individual general partner of GLP. BRT, GLP and other related entities occupy common office space, and share office services, equipment and personnel. In fiscal 2000, $367,000 of common general and administrative expenses were allocated to BRT, including the amounts reimbursed to GLP for services, primarily legal services, provided by Mark H. Lundy (see "Summary Compensation Table").

        COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
        --------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires our executive officers and directors, and persons who beneficially own more than 10% of the BRT's Shares, to file Initial Reports of Ownership and Reports of Changes in Ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, Trustees and greater than 10% beneficial owners are required by SEC regulations to furnish BRT with copies of all Section 16(a) forms they file. BRT prepares and files the requisite forms on behalf of its executive officers and Trustees. Based on a review of information supplied to BRT by the executive officers and Trustees, BRT believes that all Section 16(a) filing requirements applicable to our executive officers and Trustees with respect to fiscal 2000 were met.

                           RATIFICATION OF APPOINTMENT
                                       OF
                              INDEPENDENT AUDITORS
                                  (PROPOSAL II)

         The Board of Trustees is seeking the ratification of the appointment of Ernst & Young LLP as independent auditors for BRT for the fiscal year ending September 30, 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

         If the shareholders do not approve of the appointment of Ernst & Young LLP, the selection of independent auditors will be made by the Board of Trustees.

         The Board of Trustees recommends a vote "FOR" the appointment of Ernst & Young LLP as the Trust's independent auditors for the fiscal year ending September 30, 2001.

                       SUBMISSION OF SHAREHOLDER PROPOSALS


         The annual meeting of BRT for the year ending September 30, 2001 is scheduled to be held in March 2002. In order to have any proposal presented by a shareholder at the meeting included in the proxy statement and form of proxy relating to the meeting, the proposal must be received by BRT not later than September 28, 2001.

                                  OTHER MATTERS


         The Board does not know of any matter other than those stated in this Proxy Statement which are to be presented at the Annual Meeting. If any other matter should properly come before the meeting, the persons named in the proxy card will vote the Shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.



                                    By order of the Board of Trustees



                                    Simeon Brinberg, Secretary





Dated:  January 26, 2001

                                   APPENDIX A

                                BRT REALTY TRUST

             CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES


Composition:               The Board of Trustees  annually  elects,  by majority
                           vote of the trustees then in office, the members, not
                           fewer than three in number,  of the Audit  Committee.
                           The  Board  shall  designate  one  member to serve as
                           chairman of the  Committee.  All members of the Audit
                           Committee shall be independent Non-executive Trustees
                           who  have  a  basic   understanding  of  finance  and
                           accounting   and  be  able  to  read  and  understand
                           fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Functions
And Authority: The functions and authority of the Audit Committee include:

                               Meeting periodically with Management and the Trust's independent auditor to review the scope of the annual audit, policies relating to internal accounting and auditing procedures and controls, major financial risk exposures, and the completed annual audit including any comments or recommendations of the auditor.

                               Reviewing with the Trust's counsel legal matters that may have a material impact on the financial statements, the Trust's compliance with applicable laws and regulations and any material reports or inquiries received from regulators or governmental agencies.

                               Meeting at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

                               Reviewing prior to filing the Trust's annual report on Form 10-K.

                               Recommending to the Board each year the selection of the Trust's independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

                               Evaluating together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommending that the Board replace the independent auditor.

                               Receiving periodic reports from the independent auditor regarding the auditor's independence, discussing such reports with the independent auditor, and if so determined by the Audit Committee, recommending that the Board take appropriate action to satisfy itself of the independence of the auditor.

                               Approving professional non-audit services provided by the independent auditor, giving consideration to the possible effect of providing such non-audit services on the auditor's independence.

                               Reviewing the range of fees of the auditor for both audit and non-audit services.

                               Reviewing the programs maintained by the Trust with respect to compliance with law and applicable regulations.

                               Annually prepare a report to shareholders as required by Securities and Exchange Commission rules and regulations. The report shall be included in the Annual Proxy Statement.

                               Reviewing the charter on an annual basis and recommending to the Board appropriate modifications or additions hereto. Have the charter set forth in the Trust's proxy statement at least once every three years.

Meetings: The Audit Committee meets two times each year in June and December or more frequently as circumstances dictate.

While the Audit Committee has the responsibilities and power set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits to determine that the Trust's financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.





                         ANNUAL MEETING OF SHAREHOLDERS OF
                                BRT RREALTY TRUST

                                 March 9, 2001


TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free (1-800-PROXIES and follow the instructions). Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

                     YOUR CONTROL NUMBER IS
                                            -------------------
         |_|      Please mark your
                  Votes as in this example.


                   FOR ALL     WITHHOLD
                  NOMINEES   ALL NOMINEES
1.  Election of     / /          / /      Nominees: Arthur Hurand
    Class I                                         Herbert C. Lust II
    Trustees                                        Matthew Gould


/ / INSTRUCTIONS: To withhold authority to vote for any individual nominee, place an "X" in the box on the left and strike a line through the nominee's name listed at right.

                                         FOR   AGAINST  ABSTAIN
2.  Appointment of Ernst & Young         / /     / /      / /
    LLP as independent auditors
    for the fiscal year ending
    September 30, 2001.

3. In their discretion,the proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy when properly executed will be voted in the manner directed hereby by the undersigned shareholder.

                     PLEASE RETURN USING ENCLOSED ENVELOPE
                     -------------------------------------


               Date        , 2001                         Date          , 2001
---------------    --------      -------------------------     ----------
   SIGNATURE                    SIGNATURE IF HELD JOINTLY




Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

                             Proxy BRT REALTY TRUST
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  March 9, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

         The undersigned hereby appoints Jeffrey A. Gould, Simeon Brinberg and Mark Lundy as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Beneficial Interest, $3.00 par value of BRT Realty Trust held of record by the undersigned on January 15, 2001 at the Annual Meeting of Shareholders to be held on March 9, 2001 or any adjournments thereof.

                                     (To Be Signed on Reverse Side.)